UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 28, 2009

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 28, 2009, Allied Capital Corporation ("Allied Capital" or the "Company"), completed a comprehensive restructuring of its private notes (the "Notes") and its bank facility (the "Facility"). Allied Capital entered into (i) an Amended, Restated and Consolidated Note Agreement among Allied Capital Corporation and certain noteholders party thereto (the "Note Agreement"), (ii) an Amended and Restated Credit Agreement by and among Allied Capital Corporation, Bank of America, N.A., as Administrative Agent, and the lenders party thereto (the "Credit Agreement"), and (iii) a Pledge, Assignment, and Security Agreement among Allied Capital Corporation and certain of its consolidated subsidiaries and U.S. Bank National Association, as Collateral Agent for the secured parties named therein, as well as certain other agreements.

In connection with the restructuring, Allied Capital granted the Noteholders and the Facility Lenders a pari-passu blanket lien on a substantial portion of its assets, including a substantial portion of the assets of the Company’s consolidated subsidiaries.

The financial covenants applicable to the Notes and the Facility were modified as part of the restructuring. The Consolidated Debt to Consolidated Shareholders’ Equity covenant and the Capital Maintenance covenant were both eliminated. The Asset Coverage ratio was set at 1.35:1 initially, increasing to 1.4:1 at June 30, 2010 and to 1.55:1 at June 30, 2011, and maintained at that level thereafter. A new covenant, Total Adjusted Assets to Secured Debt, was set at 1.75:1 initially, increasing to 2.0:1 at June 30, 2010 and to 2.25:1 at June 30, 2011, and maintained at that level thereafter. The ratio of Adjusted EBIT to Adjusted Interest Expense was set at 1.05:1 initially, decreasing to 0.95:1 at December 31, 2009, 0.80:1 at March 31, 2010 and 0.75:1 at June 30, 2010. The covenant will then be increased to 0.80:1 on December 31, 2010 and 0.95:1 on December 31, 2011 and maintained at that level thereafter. Compliance with these financial covenants is measured as of the last day of each fiscal quarter, beginning September 30, 2009. The Notes and Facility impose certain limitations on the Company’s ability to incur additional indebtedness, including precluding the Company from incurring additional indebtedness unless its asset coverage of all outstanding indebtedness is at least 200%.

Allied Capital is required to apply 50% of all net cash proceeds from asset sales to the repayment of the Notes and 6% of all net cash proceeds from asset sales to the repayment of the Facility, subject to certain conditions and exclusions. In the case of certain events of default, the Company would be required to apply 100% of all net cash proceeds from asset sales to the repayment of its secured lenders. Under the new agreements, subject to a limit and certain liquidity restrictions, the Company may repurchase its public debt; however, the Company is prohibited from repurchasing its common stock and may not pay dividends in excess of the minimum the Company reasonably believes is required to maintain its tax status as a regulated investment company. In addition, upon the occurrence of a change of control (as defined in the Note Agreement and Credit Agreement), the Noteholders have the right to be prepaid in full and the Company is required to repay in full all amounts outstanding under the Facility.

The Note Agreement and Credit Agreement provide for customary events of default, including, but not limited to, payment defaults, breach of representations or covenants, cross-defaults, bankruptcy events and failure to pay judgments. Certain of these events of default are subject to notice and cure periods or materiality thresholds. Pursuant to the terms of the Notes, the occurrence of an event of default permits the holders of more than 50% in principal amount of outstanding Notes to accelerate repayment of all amounts due thereunder. The occurrence of an event of default would permit the administrative agent for the lenders under the Facility, or the holders of more than 51% of the aggregate principal debt outstanding under the Facility, to terminate commitments thereunder, and to require the Company to provide cash collateral equal to the undrawn amount of all outstanding letters of credit issued under the Facility. Pursuant to the Notes, during the continuance of an event of default, the rate of interest applicable to the Notes would increase by 200 basis points. Pursuant to the terms of the Facility, during the continuance of an event of default, the applicable spread on any borrowings outstanding and fees on any letters of credit outstanding under the Facility would increase by 200 basis points.

The Company incurred various closing fees and other amounts to restructure the Notes and the Facility, which are discussed below. In addition, the Company incurred advisory and other fees of approximately $26 million to close the debt restructuring. A portion of the closing costs incurred will be recorded as a loss on extinguishment of debt in the Company’s third quarter of 2009 results of operations and a portion will be deferred and amortized over the respective remaining terms of the Notes and the Facility. The Company estimates that the loss on extinguishment of debt in the third quarter of 2009 will be approximately $116 million. After giving effect to the restructuring and the recording of the loss, the Company estimates that the weighted average cost of capital for the Notes is approximately 13.75% and the Facility is approximately 17%.

Note Agreement

Allied Capital had $1,015.0 million of Notes outstanding at June 30, 2009. The Company made principal payments on the Notes at and prior to the closing of the restructuring and had $841.0 million of Notes outstanding following the closing of the restructuring.

In connection with the restructuring, the existing Notes were exchanged for three new series of Notes. The Series A Notes mature on June 15, 2010; the Series B Notes mature on June 15, 2011; and the Series C Notes mature primarily on March 31, 2012, with the remainder maturing on April 1, 2012. The Series A Notes have a principal amount of $253.8 million and have an annual stated interest rate of 8.5% through December 31, 2009 and 9.25% beginning January 1, 2010. The Series B Notes have a principal amount of $253.8 million and have an annual stated interest rate of 9.0% through December 31, 2009, 9.5% beginning January 1, 2010 and 9.75% beginning January 1, 2011. The Series C Notes have a principal amount of $333.5 million and have an annual stated interest rate of 9.5% through December 31, 2009, 10.0% beginning January 1, 2010, 10.25% beginning January 1, 2011 and 10.75% beginning January 1, 2012. The Notes generally require payment of interest quarterly.

Allied Capital made various cash payments in connection with the restructuring of its Notes. The Company paid an amendment fee at closing of $15.2 million. In addition, the Company paid a make-whole fee of $79.7 million related to a contractual provision in the old Notes. Due to the payment of this make-whole fee, the new Notes have no significant make-whole requirement. The Company also paid a restructuring fee of $50.0 million at closing, which will be applied toward the principal balance of the Notes if the Notes are refinanced in full on or before January 31, 2010.

Bank Facility

The Company’s Facility was restructured from a revolving facility to a term facility maturing on November 13, 2010. Total commitments under the Facility were reduced at closing to $96.0 million from $115.0 million prior to closing. There are currently $50.0 million of borrowings and $46.0 million of standby letters of credit ("LCs") outstanding under the Facility. As the LCs terminate and/or expire, the commitments under the Facility will be reduced by a commensurate amount. As a result, the total commitment of $96.0 million will be reduced to a maximum commitment of $57.5 million on September 30, 2009 and $50.0 million on November 1, 2009.

Borrowings under the Facility will bear interest at a floating rate of interest, subject to a floor. The floating rate spread increases by 0.5% per annum beginning on January 1, 2010 and continuing through maturity. At closing, the interest rate on the Facility was 8.5% per annum. The Facility requires the payment of a commitment fee equal to 0.50% per annum of the committed amount and an LC fee of 5.0% per annum on LCs issued and outstanding under the Facility. In addition, the Company agreed to pay an amendment fee at closing of $1.0 million, and a restructuring fee payable on January 31, 2010 equal to 1.0% of the outstanding borrowings on such date if the Facility remains outstanding. The Facility generally requires payments of interest and LC fees no less frequently than quarterly.

In the ordinary course of their respective businesses, Bank of America, N.A., certain other lenders under the Credit Agreement and their respective affiliates have engaged, and in the future may engage, in commercial banking and/or investment banking transactions with Allied Capital and its affiliates.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended, Restated and Consolidated Note Agreement and the Amended and Restated Credit Agreement filed herewith as Exhibits 10.1 and 10.2, respectively.

On September 1, 2009, Allied Capital issued a press release announcing the restructuring, a copy of which is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under "Item 1.01 Entry into a Material Definitive Agreement" is incorporated herein by reference.

Item 3.03 Material Modifications to Rights of Security Holders.

The information set forth under "Item 1.01 Entry into a Material Definitive Agreement" is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

Exhibit No. Description

10.1 Amended, Restated and Consolidated Note Agreement, dated as of August 28, 2009, among Allied Capital Corporation and certain noteholders party thereto.

10.2 Amended and Restated Credit Agreement, dated as of August 28, 2009, by and among Allied Capital Corporation, Bank of America, N.A., as Administrative Agent, and the lenders party thereto.

10.3 Pledge, Assignment, and Security Agreement, dated as of August 28, 2009, among Allied Capital Corporation, certain of its Consolidated Subsidiaries and U.S. Bank National Association, as Collateral Agent for the Secured Parties.

10.4 Contribution Agreement, dated as of August 28, 2009, by and among Allied Capital Corporation, A.C. Corporation and certain of its Consolidated Subsidiaries.

10.5 Continuing Guaranty Agreement, dated as of August 28, 2009, by certain consolidated subsidiaries of Allied Capital Corporation in favor of U.S. Bank National Association, in its capacity as Collateral Agent.

10.6 Continuing Guaranty Agreement, dated as of August 28, 2009, by Allied Asset Holdings LLC in favor of U.S. Bank National Association, in its capacity as Collateral Agent

99.1 Press Release dated September 1, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

September 1, 2009	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amended, Restated and Consolidated Note Agreement, dated as of August 28, 2009, among Allied Capital Corporation and certain noteholders party thereto.
10.2	Amended and Restated Credit Agreement, dated as of August 28, 2009, by and among Allied Capital Corporation, Bank of America, N.A., as Administrative Agent, and the lenders party thereto.
10.3	Pledge, Assignment, and Security Agreement, dated as of August 28, 2009, among Allied Capital Corporation, certain of its Consolidated Subsidiaries and U.S. Bank National Association, as Collateral Agent for the Secured Parties.
10.4	Contribution Agreement, dated as of August 28, 2009, by and among Allied Capital Corporation, A.C. Corporation and certain of its Consolidated Subsidiaries.
10.5	Continuing Guaranty Agreement, dated as of August 28, 2009, by certain consolidated subsidiaries of Allied Capital Corporation in favor of U.S. Bank National Association, in its capacity as Collateral Agent.
10.6	Continuing Guaranty Agreement, dated as of August 28, 2009, by Allied Asset Holdings LLC in favor of U.S. Bank National Association, in its capacity as Collateral Agent.
99.1	Press Release dated September 1, 2009.